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                                  Exhibit 11.1

                        CALCULATION OF NET LOSS PER SHARE

Shares - opening                                                                     30,371,333
balance

Share issuances         Mar 26/99             4,400,000             4/90                195,555

Weighted Average                                                                     30,566,888

Loss                                                                                  ($356,925)

Loss per share                                                                           ($0.01)